EXHIBIT 99

Contact:	Judith Wawroski
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Announces First Quarter 2013 Earnings

LAREDO, Texas—(BUSINESS WIRE)— May 9, 2013—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported first quarter net income available to common shareholders for 2013 of $28.1 million, or $.42 diluted and basic earnings per common share, as compared to $28.3 million, or $.42 diluted and basic earnings per share for the corresponding period in 2012.  The change in net income available to common shareholders represents a 0.7 percent decrease in net income available to common shareholders over the corresponding period in 2012 and no change in diluted or basic earnings per share comparing the same period.  The Company exited the TARP Capital Purchase program in the fourth quarter of 2012.  The net income available to common shareholders of $28.3 million for 2012 includes the amounts related to participation in the TARP program, including preferred stock dividends and amounts related to the Warrants.

“I’m pleased with the Company’s earnings success in 2013, especially in light of this still unsettled economic environment as well as the regulatory challenges confronting the industry.  Even in the face of all these difficulties, IBC has continued to produce solid earnings.  Management has taken and will continue to take aggressive steps to improve revenues and control expenses in this difficult period with the goal of improving performance.  We are confident in the strength of our balance sheet and our strong capital position,” said Dennis E. Nixon, President and CEO.

Total assets at March 31, 2013 were $11.5 billion compared to $11.9 billion at December 31, 2012.  Total net loans were $4.8 billion at March 31, 2013 compared to $4.7 billion at December 31, 2012.  Deposits were $8.3 billion at March 31, 2013 and at December 31, 2012.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 217 facilities and 377 ATMs serving 88 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.